                                                                    EXHIBIT 99.2

                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT (the "AGREEMENT") is made as of this ___ day of ______ 2000 (the "EFFECTIVE DATE"), by and between Allscripts, Inc., a corporation organized and existing under the laws of the State of Illinois, with its principal place of business at 2401 Commerce Drive, Libertyville, Illinois 60048 ("COMPANY") and Pamela Pure ("EMPLOYEE").

                                    RECITALS

     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger by and among the Company, Allscripts Holding, Inc., Bursar Acquisition, Inc., Bursar Acquisition No. 2, Inc., IDX Systems Corporation and ChannelHealth Incorporated ("ChannelHealth"), dated as of July 13, 2000 (the "MERGER AGREEMENT"), ChannelHealth has been acquired by the Company; and

     WHEREAS, the Employee was previously employed by ChannelHealth; and

     WHEREAS, the Company desires to employ Employee to serve as the President of ChannelHealth; and

     WHEREAS, Employee desires to be employed by Company in the aforesaid capacity;

     NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   AGREEMENT

I.   EMPLOYMENT

     The Company hereby agrees to employ Employee, and Employee hereby accepts employment as the President of ChannelHealth, pursuant to the terms of this Agreement. Employee shall report to the Company's Chief Executive Officer. Employee shall have the duties and responsibilities of a President of a subsidiary of the Company and such other duties and responsibilities not inconsistent with the performance of her duties as are reasonably assigned to her by the Company's Chief Executive Officer from time to time.

     During the term of this Agreement, Employee shall carry out her responsibilities hereunder to the best of her ability on a full-time basis; provided, however, Employee shall be entitled to devote time to personal investments and professional activities, to the extent such activities do not unduly interfere with her duties hereunder.

II.  EFFECTIVE DATE AND TERM

     The term of Employee's employment by the Company under this Agreement shall commence as of _____ __, 2000, and shall continue until _____ __, 2003 (the "EMPLOYMENT PERIOD"). The Employee's Employment Period hereunder shall end on
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     _______ ___, 2003 (the "EXPIRATION DATE") except that if Employee's employment is terminated pursuant to Section IV hereof, the Employment Period shall terminate on the Effective Termination Date (as defined in Section IV). On _______________, and on each _________________ thereafter, this Agreement shall automatically renew for a one (1) year term unless the Company or Employee elects not to renew this Agreement in a written notice to the other party given at least one hundred eighty (180) days preceding such ____________________. Upon the Expiration Date, the parties may renew their employment relationship on mutually agreeable terms.

III. COMPENSATION AND BENEFITS

     In consideration for the services Employee shall render under this Agreement, the Company shall provide or cause to be provided to Employee the following compensation and benefits:

     A.   Base Salary

          During the Employment Period, the Company shall pay or cause to be paid to Employee a base salary at a rate of $210,000 per annum ("BASE SALARY"), subject to all appropriate federal and state withholding taxes and payable in accordance with the Company's normal payroll procedures. Such sum shall be reviewed on or around _____ __, 2001 by the Company for the purposes of determining appropriate merit increases based on Employee's performance. The results of such review shall be reported to Employee on or around _____ __, 2001.

     B.   Benefits

          During the Employment Period and as otherwise provided hereunder, the Company shall provide or cause to be provided to Employee the following:

          1. Twenty (20) business days per year of paid vacation, such vacation time not to be cumulative (i.e., vacation time not taken in one year shall not be carried forward and used in any subsequent year).

          2. Health and/or dental insurance, including immediate coverage for Employee and her eligible dependents as provided by the Company in accordance with its group health insurance plan coverage applicable to senior employees; and

          3. To the extent that they do not duplicate benefits and perquisites provided in this Agreement, such other benefits and perquisites as are provided in accordance with the Company's plans, practices, policies and programs for senior employees of the Company.

     C.   Stock Options

          Upon the closing of the Merger Agreement, the Employee shall receive, in exchange for all of her outstanding options under the ChannelHealth Plan, as

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          hereafter defined, options to purchase ______ shares of the common stock of the Company, as determined pursuant to the conversion ratio for outstanding shares of stock of ChannelHealth under the Merger Agreement, at an exercise price of $______ per share (the "REPLACEMENT OPTIONS"), which Replacement Options shall be granted under and pursuant to the Company's Amended and Restated 1993 Stock Incentive Plan (the "OPTION PLAN"). Replacement Options shall vest in __ equal annual installments on each succeeding anniversary of the Effective Date. In addition to the Replacement Option, the Employee shall be granted an option to purchase an additional number of shares of the Company's common stock equal to the excess of 100,000 over the number of shares of common stock of the Company issued to the Employee under the Replacement Option, at an exercise price of $______ per share, which option shall be issued under and subject to the Option Plan. Twenty-five percent (25%) of the shares subject to the option shall be vested and fully exercisable on the Effective Date and the remaining seventy-five percent (75%) of the shares subject to the option shall vest in three (3) equal annual installments on each succeeding anniversary of the Effective Date. The vesting periods as set forth in this Article III.C. are not meant to imply a continuation of employment beyond the Employment Period.

     D.   Performance Bonus

          Employee shall be eligible for a bonus in an amount equal to up to thirty-five percent (35%) of her Base Salary (the "PERFORMANCE BONUS"). The Performance Bonus, if any, shall be contingent upon the attainment of certain annual revenue and other financial targets by ChannelHealth. The specific amount of the Performance Bonus and the associated targeted financial results shall be determined by the Company's Chief Executive Officer and President and shall be payable at such time and on such terms as is consistent with the payment of performance bonuses to other senior executives of the Company.

     E.   Expenses

          The Company shall reimburse Employee for proper and necessary expenses incurred by her in the performance of her duties under this Agreement from time to time upon Employee's submission to the Company of invoices for such expenses in reasonable detail.

IV.  TERMINATION PRIOR TO EXPIRATION DATE AND CONSEQUENCES THEREOF

     This Section IV sets forth the circumstances in which the Employment Period shall terminate on a date ("EFFECTIVE TERMINATION DATE") prior to the Expiration Date (as defined in Section II hereof).

     A.   Death or Disability

          The Employment Period shall terminate upon the Employee's date of death or the date the Employee is given written notice that she has been determined to be

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          disabled by the Company. For purposes of this Agreement, the Employee shall be deemed to be "DISABLED" if the Employee, as a result of illness or incapacity, shall be unable to perform substantially her required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Employee is disabled, the Company may refer Employee to a licensed practicing physician of the Company's choice, and Employee agrees to submit to such tests and examination as such physician shall deem appropriate.

     B.   Termination by Company for Cause

          The Employment Period shall terminate on the date the Company provides the Employee with written notice that she is being terminated for Cause.

          For the purposes of this Agreement, the term "CAUSE" shall mean:


                (i) the willful or grossly negligent failure by Employee to perform his duties and obligations hereunder in any material respect, other than any such failure resulting from his disability;

                (ii) Employee's conviction of a felony crime; or

                (iii) Employee's violation of the law in connection with her employment which is materially and demonstrably injurious to the operations or reputation of the Company.

          Notwithstanding the foregoing, Cause shall not exist under clause (i) above until notice of such failure has been given to Employee by the Company and thirty days (30) has lapsed following such notice without Employee curing such failure to the Company's reasonable satisfaction; provided, however, that such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and opportunity to cure has been given within the previous six months.

     C.   Termination by Company Without Cause

          The Employment Period shall terminate on the date the Company provides the Employee with written notice that the Company is exercising its rights under this Section IV(C) to terminate the Employment Period without Cause.

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     D.   Termination by Employee for Good Reason

          The Employment Period shall terminate thirty days following the date the Employee provides the Company with written notice that the Employee is exercising her right under this Section IV(D) to terminate the Employment Period for good reason. For purpose of this Agreement "GOOD REASON" shall mean:

          (i) an intentional, willful and material failure of the Company to meet its obligations in any material respect under this Agreement which remains uncured after the Employee has provided written notice of such failure and one week has elapsed following such notice without the Company curing (or taking substantial steps to cure) such failure; provided, however, that such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six months;

          (ii) a substantial adverse diminution in the nature or status of the Employee's responsibilities with the Company;

          (iii) a requirement of the Employee to relocate her residence greater than 100 miles from her then current residence without her consent and an exercise by the Employee of her right under this
                Section IV(D) within sixty (60) days after such request. In the event the Company and Employee agree to a relocation, the Company will agree to pay the reasonable costs of relocating Employee.

     E.   Termination by Employee Without Good Reason

          The Employment Period shall end thirty (30) days following the date the Employee provides the Company with written notice that Employee is exercising her right under this Section IV(E) to terminate the Employment Period without good reason.

     F.   Consequence of Termination Under This Section IV

          The table at the end of this Section IV(F) sets out the consequences of a termination of the Employment Period on the Effective Termination Date or the Expiration Date, as applicable. Such consequences are as follows:

          (i) Termination Without Cause or for Good Reason. If the Company exercises its right to terminate the Employment Period prior to the Expiration Date without Cause, or if Employee exercises her right to terminate the Employment Period prior to the Expiration Date for good reason, the Company shall be obligated to pay Employee (a) any Base Salary that was accrued but not yet paid as of the Effective Termination Date; and (b) as severance pay, the continuation of the Employee's Base Salary for a period of twelve
              (12) months following such termination,

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                payable in equal monthly installments (such amount to be payable regardless of whether (x) Employee obtains other employment and is compensated therefor, or (y) Employee dies prior to the expiration of such twelve month severance period, but only for so long as Employee is not in violation of Section V hereof).
                The foregoing notwithstanding, the parties acknowledge and agree that the severance payments to be made pursuant to (b) above shall be expressly conditioned upon the Employee's execution of an agreement that releases the Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment.

          (ii) Termination With Cause, Without Good Reason or Upon Expiration Date If the Employee's employment terminates upon the Expiration Date, or if the Company exercises its right to terminate the Employment Period with Cause or if Employee exercises her right to terminate the Employment Period without good reason, the Company shall be obligated to pay Employee any Base Salary that was accrued but not yet paid as of the Effective Termination Date.

          (iii) Termination Upon Death or Disability. If the Employment Period is terminated because of the death or disability of Employee, the Company shall be obligated to pay Employee or, if applicable, Employee's estate any Base Salary that was accrued but not yet paid as of the Effective Termination Date.

                         Table Setting Out Consequences of a Termination of Employment
                                   Period on the Effective Termination Date

                                     Salary           Option           Severance               COBRA
Paragraph Reference                  Ceases?       Acceleration          Paid?             Continuances?
---------------------------------------------------------------------------------------------------------------
II        Employment Period            Yes             Yes                No                    Yes
          terminates without
          Renewal
IV(A)     Death or Disability          Yes              No                No         No on death (except to
                                                                                     qualified beneficiaries)
                                                                                         Yes on disability
IV(B)     Company terminates for       Yes              No                No                    Yes
          Cause
IV(C)     Company terminates for       Yes             Yes                Yes                   Yes
          no Cause
IV(D)     Employee terminates          Yes             Yes                Yes                   Yes
          for good reason
IV(E)     Employee terminates          Yes              No                No                    Yes
          without good reason

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

V.  NONCOMPETITION AND CONFIDENTIALITY

    A. For purposes of this Agreement, the term "Direct Competitor" shall mean any person or entity engaged (i) in the business of marketing or providing within the continental United States prescription products or services or pharmacy benefit management products or services, including, without limitation, prepackaged prescription products or services, point of care pharmacy dispensing systems, mail service pharmacy products or services, or pharmaceuticals or pharmaceutical delivery systems or (ii) in any business activity in which the Company was actively engaged during the Employment Period or any other business activity which the Company was actively pursuing during the six month period prior to the termination of the Employment Period.

    B. During the Employment Period and for a period of one (1) year after the termination, for any reason, of the Employment Period, Employee shall not, (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor; (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct Competitor (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Employee may own up to 2% of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934); (iii) solicit, or accept if offered to her, with or without solicitation, on her own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with herself or any company, individual or other entity; or (iv) directly or indirectly contact, solicit or direct any person or entity to contact or solicit, any of the Company's customers for the purpose of selling products or services that are the same as or substantially similar to the products or services provided by the Company to its customers at any time during the Employment Period.

    C. The Company has advised Employee and Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Employee shall not at any time, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Employee's employment), nor use in any manner, either during the Employment Period or after the termination, for any reason, of the Employment Period, any Protected Information, or cause any such information of

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       the Company to enter the public domain. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including Employee; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

    D. The Employee recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "INVENTIONS") conceived by the Employee, alone or with others, during the term of her employment, whether or not during working hours, that are within the scope of the Company's business operations or that relate to any of the Company's work or projects, are the sole and exclusive property of the Company. The Employee further agrees that (1) she will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Company, the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company. Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this Section V(D) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Employee's own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or
       (2) the Invention results from any work performed by the Employee for the Company.

    E. Employee acknowledges and agrees that the restrictions imposed upon her by this Section V and the purpose for such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting Employee's future employment by others. Furthermore, Employee acknowledges that in view of the Protected Information of the Company which she has or will acquire or has or will have access to and the necessity of the restrictions contained in this Section V, any violation of the provisions of this
       Section V would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Employee consents and agrees that if she violates any of the provisions of this Section V, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies

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       that they may have, including monetary damages, to an injunction to be issued by a court of competent jurisdiction, restraining Employee from committing or continuing any violation of this Section V.

VI.  MISCELLANEOUS

     A.   Valid Obligation

          This Agreement has been duly authorized, executed and delivered by the Company and has been duly executed and delivered by Employee and is a legal, valid and binding obligation of the Company and of Employee, enforceable in accordance with its terms.

     B.   No Conflicts

          Employee represents and warrants that the performance by her of her duties hereunder will not violate, conflict with or result in a breach of any provision of, any agreement to which she is a party.

     C.   Applicable Law

          This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois' choice of law statutes or decisions.

     D.   Severability

          The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

     E.   No Waiver

          The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

     F.   Notices

          All notices hereunder shall be in writing and shall be sent by hand delivery, overnight courier, or by certified mail, return receipt requested, to the parties at the addresses set forth below:

          To the Company:    Allscripts, Inc.
                             2401 Commerce Drive
                             Libertyville, Illinois 60048
                             Attention:  Chairman of the Board

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

          with a copy to:    Sachnoff & Weaver, Ltd.
                             30 S. Wacker Drive, Suite 2900
                             Chicago, Illinois 60606
                             Attention:  Jeffrey A. Schumacher, Esq.

             To Employee:    Pamela Pure

                             ----------------------------------
                             ----------------------------------


          with a copy to:
                             ----------------------------------
                             ----------------------------------
                             ----------------------------------

     G.   Assignment of Agreement

          This Agreement shall inure to the benefit of Employee and Company, their respective successors and assignees and Employee's heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Employee for all purposes.

     H.   Entire Agreement

          Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Employee's employment by the Company and her obligations. In consideration for the Company entering into this Agreement and as a condition precedent thereto, the Employee hereby releases the Company and ChannelHealth from any and all claims related to her employment with ChannelHealth, including, but not limited to, any claims under the ChannelHealth, Inc. 1997 Stock Option Plan (the "CHANNELHEALTH PLAN") and the Employee further acknowledges that the grant of the stock options under Section III (C) of this Agreement is made in complete satisfaction of any and all claims or rights she otherwise would have had under the ChannelHealth Plan. The Employee further acknowledges that she is not relying upon any representations or warranties concerning her employment by the Company except as expressly set forth herein. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


ALLSCRIPTS, INC.                           EMPLOYEE



By:  ______________________________        _____________________________
Its:                                       Pamela Pure

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